Evergreen Select High Yield Bond Fund: Semiannual Report as of October 31, 2002

table of contents

1	LETTER TO SHAREHOLDERS
4	FUND AT A GLANCE
6	PORTFOLIO MANAGER INTERVIEW
9	FINANCIAL HIGHLIGHTS
11	SCHEDULE OF INVESTMENTS
16	STATEMENT OF ASSETS AND LIABILITIES
17	STATEMENT OF OPERATIONS
18	STATEMENTS OF CHANGES IN NET ASSETS
20	NOTES TO FINANCIAL STATEMENTS
24	TRUSTEES AND OFFICERS

This semiannual report must be preceded or accompanied by a prospectus of the Evergreen fund contained herein. The prospectus contains more complete information, including fees and expenses, and should be read carefully before investing or sending money.

Mutual Funds:
NOT FDIC INSURED	MAY LOSE VALUE	NOT BANK GUARANTEED

Evergreen InvestmentsSM is a service mark of Evergreen Investment
Management Company, LLC. Copyright 2002.

Evergreen mutual funds are distributed by Evergreen Distributor, Inc.,
90 Park Avenue, 10th Floor, New York, NY 10016.

LETTER TO SHAREHOLDERS

December 2002

William M. Ennis President and Chief Executive Officer	Dennis H. Ferro President and Chief Investment Officer

Dear Evergreen Shareholder:

We are pleased to provide the semiannual report for the Evergreen Select High Yield Bond Fund, which covers the six-month period ended October 31, 2002.

Market analysis

The fixed income markets provided investors with a variety of outcomes over the past six months. Many different bonds alternately benefited and struggled from weaker than expected economic growth, fears of terror, potential war with Iraq, and investor mistrust of corporate America. These uncertainties caused many fixed income investors to seek the perceived safety of the United States government bond market. Indeed, the yield on the 10-year Treasury bond declined from approximately 5.4% in April to less than 3.6% in September, despite a federal budget deficit of more than $150 billion for fiscal year 2002. During that same time, the yield on the 30-year U.S. Treasury bond fell from 5.79% to 4.99%. For the rest of the Treasury market, the environment was also positive as yields fell and prices rose due to the slow recovery.

Despite the significant drop in yields, the environment created challenges for the corporate bond market. The accounting scandals increased investor concerns about future corporate earnings, as did the slower than expected economy. As a result, investors demanded higher yield premiums for corporate bonds relative to their U.S. Treasury counterparts -- a situation that caused corporate bonds to underperform other fixed income sectors.

These problems also translated into the high yield market. The weak recovery led to a high number of corporate defaults, resulting in widening spreads relative to Treasuries and falling prices for lower-quality issues.

LETTER TO SHAREHOLDERS continued

Investors in the mortgage-backed securities market also faced unsettled conditions. The huge decline in rates propelled significant mortgage refinancing activity. While good for consumers, the prepayment of mortgages is often difficult for investors in this market, because when mortgages are paid off prior to maturity, they are removed from portfolios, decreasing investors’ income streams.

Looking ahead, it appears the Federal Reserve Board is finished with its easing cycle. At the conclusion of its most recent Federal Open Market Committee meeting, the Fed lowered its target for the federal funds rate by a larger than expected 50 basis points. In addition, monetary policymakers switched their policy bias to neutral, indicating the risks to the economy are evenly balanced between weakness and inflation. With inflation still quite low, we expect rates to remain at current levels well into next year, enabling the economy to gather strength and solidify the recovery.

As clarity improves on the geopolitical front, and economic fundamentals improve, we would expect Treasury yields to begin a gradual climb from the 40-year lows experienced in 2002. We remain optimistic that corporate and mortgage-backed securities sectors may provide attractive total returns as spreads narrow relative to Treasuries and demand improves for these issues. Opportunities in this environment may also improve for investors in the high yield market, since they trade similar to equities and are most leveraged for an economic recovery.

Diversification remains important

An environment like the past six months offers many reasons for building and maintaining a diversified portfolio rather than making investment decisions based on anticipated market movements. Exposure to various types of investments should remain a key component of a well-balanced portfolio. Establishing a Systematic Investment Plan* (SIP) can also be

* A regular investment program neither provides assurance of making a profit nor guarantees against loss in a declining market. You should consider your ability to make regular investments through periods of fluctuating price levels before choosing any regular investment plan.

LETTER TO SHAREHOLDERS continued

an effective tool to help you achieve your investment goals. As with all investment decisions, remember to consult your financial advisor to develop a strategy that will support your long-term objectives.

Please visit our newly enhanced Web site, EvergreenInvestments.com, for more information about our funds and other investment products available to you. From the Web site, you can also access our quarterly online shareholder newsletter, Evergreen Events, through the “About Evergreen Investments” menu tab. Thank you for your continuing support of Evergreen Investments.

William M. Ennis
President and Chief Executive Officer
Evergreen Investment Company, Inc.

Dennis H. Ferro
President and Chief Investment Officer
Evergreen Investment Management Company, LLC

FUND AT A GLANCE

as of October 31, 2002

“We are optimistic about the high yield market based upon several factors: near-record wide spreads on high yield bonds versus Treasuries, high cash flows back into high yield mutual funds providing buying power, and declining domestic default rates.... our intent is to adhere to the strategy that rewarded investors during the period. The fund’s management team will continue to apply rigorous credit analysis, seeking to invest in solid companies that are able to generate cash flow.”

MANAGEMENT TEAM

Richard M. Cryan, CFA
High Yield Bond Team Lead Manager

CURRENT INVESTMENT STYLE2

PERFORMANCE AND RETURNS1

Portfolio Inception Date: 11/30/1999
	Class I	Class IS
Class Inception Date	11/30/1999	11/30/1999

6-month return	-1.65%	-1.77%

Average Annual Return

1 year	5.86%	5.59%

Since Portfolio Inception	4.41%	4.14%

30-day SEC Yield	8.70%	8.44%

6-month income dividends per share	$0.36	$0.35

1 Past performance is no guarantee of future results. The investment return and principal value of an investment will fluctuate so that investors’ shares, when redeemed, may be worth more or less than their original cost. The performance of each class may vary based on differences in fees and expenses paid by the shareholders investing in each class. Performance includes the reinvestment of income dividends and capital gain distributions. Performance shown does not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Returns reflect expense limits previously in effect for all classes, without which returns would have been lower.

Class IS has a 0.25% 12b-1 fee. Class I does not pay a 12b-1 fee.

2 Source: 2002 Morningstar, Inc.

Morningstar’s Style Box is based on a portfolio date as of 9/30/2002.

The fixed income Style Box placement is based on a fund’s average effective maturity or duration and the average credit rating of the bond portfolio.

FUND AT A GLANCE continued

as of October 31, 2002

LONG-TERM GROWTH

Comparison of a $1,000,000 investment in Evergreen Select High Yield Bond Fund Class I shares,1 versus a similar investment in the Merrill Lynch High Yield Master Index (MLHYMI) and the Consumer Price Index (CPI).

The MLHYMI is an unmanaged market index and does not include transaction costs associated with buying and selling securities, any mutual fund expenses or any taxes. The CPI is a commonly used measure of inflation and does not represent an investment return. It is not possible to invest directly in an index.

Class I shares are only offered to investment advisory clients of an investment advisor of an Evergreen fund (or its advisory affiliates), through special arrangements entered into on behalf of Evergreen funds with certain financial services firms, certain institutional investors and persons who owned Class Y shares in registered name in an Evergreen fund on or before December 31, 1994. Class I and IS shares are only available to institutional shareholders with a minimum $1 million investment.

The fund’s investment objective is non-fundamental and may be changed without the vote of the fund’s shareholders.

Funds that invest in high yield, lower-rated bonds may contain more risk due to the increased possibility of default.

Foreign investments may contain more risk due to the inherent risk associated with changing political climates, foreign market instability and foreign currency fluctuations.

All data is as of October 31, 2002, and subject to change.

PORTFOLIO MANAGER INTERVIEW

How did the fund perform?

The fund’s Class I shares had a total return of -1.65% for the six-month period ended October 31, 2002. During the same period the Merrill Lynch High Yield Master Index (MLHYMI) returned -11.28%, while the median return of funds in the Lipper High Current Yield Funds Classification was -9.26%. Lipper Inc. is an independent monitor of mutual fund performance.

PORTFOLIO CHARACTERISTICS
(as of 10/31/2002)

Total Net Assets	$187,571,969

Average Credit Quality*	B+

Effective Maturity	6.9 years

Average Duration	4.7 years

*Source: Standard & Poor’s

What was the environment for high yield bonds during the six-month period?

The period was challenging for credit-based investing, driven in part by the woes of “fallen angels” (former investment-grade rated companies that become high yield) such as WorldCom and Global Crossing. The failures of these two companies contributed to the worst single-month return (June 2002) for the MLHYMI since its inception. Throughout the period the market was affected by generally high default rates resulting from the recession. While the domestic default rate has been dropping all year, it remains at historically high levels.

Yield spreads versus Treasuries were wide during the period. In this scenario, we would have expected higher quality issues to outperform those of lower quality. That was not the case, however, as higher quality issues did not demonstrate any performance advantage. This also can be attributed to the problems of the fallen angels.

Later in the six-month period, we experienced wild fluctuations in investors’ appetites for high yield mutual funds. Within a five-week period there was a record one-week period for cash inflows and also a record week of cash outflows. This caused managers to act cautiously as they could not accurately predict their asset base.

What strategies did you use to manage the fund during the period?

This investment environment played into the strength of the fund’s management team. Throughout the period, we continued to adhere to our disciplined, credit-research-intensive analysis. The fund employs five credit analysts dedicated exclusively to high yield securities who seek to find the best values while avoiding those companies with credit difficulties. The analysts continuously monitor the fund’s holdings in order to identify any potential problems early on. This diligence has paid off, as the fund has not experienced any defaults over the past two years -- a time period when the domestic default rate was exceptionally high. The fund’s disciplined investment approach contributed to the fund’s strong performance relative to its peers.

PORTFOLIO MANAGER INTERVIEW continued

PORTFOLIO COMPOSITION
(based on 10/31/2002 portfolio assets)

What factors contributed positively to performance?

Our absence of telecommunications holdings during the period contributed significantly to the fund’s strong performance, as returns for this sector were especially hard hit. We maintained overweighted positions in our gaming, healthcare and housing holdings. All of our holdings in each of these sectors were concentrated in companies that generate free cash flow after capital expenditures and debt service, enabling these companies to pay down their debt. Given the failures of the fallen angels, the market rewarded companies that generated free cash flow. Our emphasis on this type of company benefited the fund’s overall performance.

While sector allocation was additive to performance, the primary driver of the fund’s performance was its rigorous credit research process and ruthless sell discipline. Potential additions to the fund are thoroughly analyzed by our team of analysts. Holdings are continuously monitored and an issuer that displays any signs of credit concerns is immediately sold.

What areas detracted from the fund’s performance?

Overall, the fund’s sector weighting strategy and issue selection were successful. However, two disappointments included Calpine, an independent energy provider that dropped on concerns that it bore some similarities to Enron, and Charter Communications, Inc., a cable television company. The cable television industry has been under pressure partially due to the failure of Adelphia Communications Corporation during the period. We have been underweighted in the cable television industry for some time and sold out of our position in Charter Communications during the period.

PORTFOLIO QUALITY*
(based on 10/31/2002 market value of bonds)

*Source: Standard & Poor’s

What is your outlook for high yield bond investing?

We are optimistic about the high yield market based upon several factors: near-record wide spreads on high yield bonds versus Treasuries, high cash flows back into high yield mutual funds providing buying power, and declining domestic default rates.

PORTFOLIO MANAGER INTERVIEW continued

There are, however, potential risks to this encouraging outlook. One risk includes the direction of the equity markets. If stocks continue to decline, high yield bonds may also come under pressure. A second risk is the level of the “distress ratio,” or the percent of the market that is trading at distressed levels. The distress ratio is a statistical measure that is considered somewhat predictive of future default rates. The high yield distress ratio increased during the final three months of the period. Lastly, the economic recovery that is underway may continue at a slower than expected rate, potentially leading to a double dip recession.

Given these uncertainties, our intent is to adhere to the strategy that rewarded investors during the period. The fund’s management team will continue to apply rigorous credit analysis, seeking to invest in solid companies that are able to generate cash flow.

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Six Months Ended October 31, 2002 (unaudited)
		Year Ended April 30, 2002[1]	Year Ended September 30,
			2001[2]	2000[3]
CLASS I
Net asset value, beginning of period	$9.36	$8.87	$9.57	$10.00
Income from investment operations
Net investment income	0.36	0.43	0.79	0.71
Net realized and unrealized gains or losses on securities	-0.51	0.49	-0.64	-0.44
Total from investment operations	-0.15	0.92	0.15	0.27

Distributions to shareholders from
Net investment income	-0.36	-0.43	-0.85	-0.70

Net asset value, end of period	$8.85	$9.36	$8.87	$9.57
Total return	-1.65%	10.48%	1.51%	2.82%
Ratios and supplemental data
Net assets, end of period (thousands)	$187,525	$175,741	$152,633	$72,204
Ratios to average net assets
Expenses[4]	0.67%[5]	0.68%[5]	0.63%	0.61%[5]
Net investment income	7.95%[5]	7.95%[5]	8.52%	8.98%[5]
Portfolio turnover rate	27%	48%	79%	48%

1.  For the seven months ended April 30, 2002. The fund changed its fiscal year end from September 30 to April 30, effective April 30, 2002.

2.  Net investment income per share is based on average shares outstanding during the period.

3.  For the period from November 30, 1999 (commencement of class operations), to September 30, 2000.

4.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

5.  Annualized

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Six Months Ended October 31, 2002 (unaudited)
		Year Ended April 30, 2002[1]	Year Ended September 30,
			2001[2]	2000[3]
CLASS IS
Net asset value, beginning of period	$9.36	$8.87	$9.57	$10.00
Income from investment operations
Net investment income	0.35	0.41	0.78	0.71
Net realized and unrealized gains or losses on securities	-0.51	0.49	-0.65	-0.47
Total from investment operations	-0.16	0.90	0.13	0.24

Distributions to shareholders from
Net investment income	-0.35	-0.41	-0.83	-0.67

Net asset value, end of period	$8.85	$9.36	$8.87	$9.57
Total return	-1.77%	10.33%	1.25%	2.59%
Ratios and supplemental data
Net assets, end of period (thousands)	$47	$1	$1	$1
Ratios to average net assets
Expenses[4]	0.93%[5]	0.94%[5]	0.81%	0.56%[5]
Net investment income	7.64%[5]	7.70%[5]	8.40%	8.89%[5]
Portfolio turnover rate	27%	48%	79%	48%

1.  For the seven months ended April 30, 2002. The fund changed its fiscal year end from September 30 to April 30, effective April 30, 2002.

2.  Net investment income per share is based on average shares outstanding during the period.

3.  For the period from November 30, 1999 (commencement of class operations), to September 30, 2000.

4.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

5.  Annualized

See Notes to Financial Statements

SCHEDULE OF INVESTMENTS

October 31, 2002 (unaudited)

	Credit Rating (v)	Principal Amount	Value

CORPORATE BONDS 83.3%
CONSUMER DISCRETIONARY 36.4%
Auto Components 4.7%
American Axle & Manufacturing, Inc., 9.75%, 03/01/2009	B+	$1,750,000	$ 1,872,500
Collins & Aikman Products Co., 11.50%, 04/15/2006	B	950,000	790,875
CSK Auto, Inc., 12.00%, 06/15/2006	B	1,750,000	1,863,750
Dana Corp., 6.25%, 03/01/2004	BB	2,000,000	1,925,000
Delco Remy International, Inc., 11.00%, 05/01/2009	CCC+	1,700,000	909,500
Intermet Corp., 9.75%, 06/15/2009	B+	1,750,000	1,505,000
8,866,625
Distributors 1.1%
Roundy’s, Inc., 8.875%, 06/15/2012 144A	B	2,000,000	1,940,000
Hotels, Restaurants & Leisure 15.4%
Ameristar Casinos, Inc., 10.75%, 02/15/2009	B	500,000	542,500
Argosy Gaming Co., 10.75%, 06/01/2009	B+	1,750,000	1,933,750
Aztar Corp., 8.875%, 05/15/2007	B+	2,000,000	2,000,000
Chumash Casino & Resort Enterprise, 9.00%, 07/15/2010 144A	BB-	2,000,000	2,092,500
Coast Hotels & Casinos, Inc., 9.50%, 04/01/2009	B	1,750,000	1,846,250
Hollywood Casino Corp.:
11.25%, 05/01/2007	B	1,800,000	1,953,000
13.00%, 08/01/2006	B-	1,550,000	1,604,250
Horseshoe Gaming Holdings, Ser. B, 8.625%, 05/15/2009	B+	2,000,000	2,115,000
Isle of Capri Casinos, Inc., 8.75%, 04/15/2009	B	2,000,000	2,010,000
John Q Hammons Hotels LP, Ser. B, 8.875%, 05/15/2012	B	2,000,000	1,935,000
Mandalay Resort Group, Ser. B, 10.25%, 08/01/2007	BB-	2,000,000	2,155,000
Meristar Hospitality Corp., 9.00%, 01/15/2008	B	1,750,000	1,470,000
Mohegan Tribal Gaming Authority, 8.00%, 04/01/2012	BB-	1,550,000	1,604,250
Six Flags, Inc., 8.875%, 02/01/2010	B	2,000,000	1,760,000
Station Casinos, Inc., 9.875%, 07/01/2010	B+	2,000,000	2,165,000
Tricon Global Restaurants, Inc., 8.875%, 04/15/2011	BB	1,050,000	1,144,500
WCI Communities, Inc., 10.625%, 02/15/2011	B	650,000	586,625
28,917,625
Household Durables 4.4%
K. Hovnanian Enterprises, Inc., 10.50%, 10/01/2007	BB-	1,685,000	1,760,825
MDC Holdings, Inc., 8.375%, 02/01/2008	BB+	1,750,000	1,793,750
Meritage Corp., 9.75%, 06/01/2011	B	1,800,000	1,845,000
Sealy Mattress Co., Ser. B, 9.875%, 12/15/2007	B-	1,500,000	1,372,500
Windmere Durable Holdings, Inc., 10.00%, 07/31/2008	B-	1,550,000	1,526,750
8,298,825
Media 5.9%
Dex Media East LLC, 9.875%, 11/15/2009 144A	B	915,000	947,025
Echostar DBS Corp., 9.375%, 02/01/2009	B+	1,750,000	1,758,750
Emmis Communications Corp., Ser. B, 8.125%, 03/15/2009	B-	1,750,000	1,820,000
Hollinger International, Inc., 9.25%, 02/01/2006	B	1,800,000	1,818,000
LIN Television Corp., 8.375%, 03/01/2008	B-	1,750,000	1,824,375
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

October 31, 2002 (unaudited)

	Credit Rating (v)	Principal Amount	Value

CORPORATE BONDS continued
CONSUMER DISCRETIONARY continued
Media continued
Quebecor World, Inc., 7.75%, 02/15/2009	BBB	$1,000,000	$ 1,001,201
Sinclair Broadcast Group, Inc., 8.75%, 12/15/2007	B	1,750,000	1,828,750
10,998,101
Multi-line Retail 1.0%
Petco Animal Supplies, Inc., 10.75%, 11/01/2011	B	1,750,000	1,863,750
Specialty Retail 3.9%
Cole National Group, Inc., 8.875%, 05/15/2012	B	1,750,000	1,653,750
Michaels Stores, Inc., 9.25%, 07/01/2009	BB	1,860,000	1,971,600
Office Depot, Inc., 10.00%, 07/15/2008	BB+	1,750,000	1,955,625
Steinway Musical Instruments, Inc., 8.75%, 04/15/2011	BB-	1,750,000	1,756,562
7,337,537
CONSUMER STAPLES 3.2%
Beverages 1.1%
Constellation Brands, Inc., 8.625%, 08/01/2006	BB	1,900,000	2,052,000
Food & Drug Retailing 1.0%
Marsh Supermarket, Inc., Ser. B, 8.875%, 08/01/2007	B+	2,000,000	1,820,000
Food Products 0.3%
Michael Foods, Inc., Ser. B, 11.75%, 04/01/2011	B-	500,000	552,500
Personal Products 0.8%
Playtex Products, Inc., 9.375%, 06/01/2011	B	1,500,000	1,605,000
ENERGY 7.8%
Energy Equipment & Services 2.7%
Dresser, Inc., 9.375%, 04/15/2011	B	1,750,000	1,653,750
Parker Drilling Co., Ser. B, 10.125%, 11/15/2009	B+	1,750,000	1,706,250
SESI, LLC, 8.875%, 05/15/2011	BB-	1,750,000	1,758,750
5,118,750
Oil & Gas 5.1%
Chesapeake Energy Corp., 8.125%, 04/01/2011	B+	2,000,000	2,050,000
Pioneer Natural Resources Co., 9.625%, 04/01/2010	BB+	1,750,000	2,053,529
Plains Exploration & Production Co. LP, 8.75%, 07/01/2012 144A	B	1,570,000	1,577,850
Stone Energy Corp., 8.25%, 12/15/2011	B+	615,000	636,525
Tesoro Petroleum Corp., 9.625%, 04/01/2012	B	650,000	334,750
Vintage Petroleum, Inc., 9.75%, 06/30/2009	B	1,030,000	1,063,475
Westport Resources Corp., 8.25%, 11/01/2011	BB-	1,750,000	1,824,375
9,540,504
FINANCIALS 2.0%
Diversified Financials 0.4%
Ucar Finance, Inc., 10.25%, 02/15/2012	B	1,000,000	675,000
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

October 31, 2002 (unaudited)

	Credit Rating (v)	Principal Amount	Value

CORPORATE BONDS continued
FINANCIALS continued
Real Estate 1.6%
Choctaw Resort Development Enterprise, 9.25%, 04/01/2009	BB-	$1,275,000	$ 1,326,000
Crescent Real Estate Equities, 9.25%, 04/15/2009 REIT	B+	1,750,000	1,752,513
3,078,513
HEALTH CARE 8.1%
Health Care Equipment & Supplies 0.1%
Rotech Healthcare, Inc., 9.50%, 04/01/2012 144A	B+	250,000	237,500
Health Care Providers & Services 8.0%
Alaris Medical Systems, Inc., Ser. B, 11.625%, 12/01/2006	B+	1,750,000	1,951,250
Bergen Brunswig Corp., 7.375%, 01/15/2003	BB-	1,325,000	1,334,938
Coventry Health Care, Inc., 8.125%, 02/15/2012	BB+	250,000	260,000
Express Scripts, Inc., 9.625%, 06/15/2009	BBB-	1,750,000	1,885,625
Extendicare Health Services, Inc., 9.50%, 07/01/2010 144A	B-	2,000,000	1,970,000
Omnicare, Inc., 8.125%, 03/15/2011	BB+	1,750,000	1,863,750
Pacificare Health Systems, Inc., 10.75%, 06/01/2009	B+	1,650,000	1,724,250
Stewart Enterprises, Inc., 10.75%, 07/01/2008	B+	1,650,000	1,782,000
Triad Hospitals, Inc, Ser. B, 8.75%, 05/01/2009	B-	2,000,000	2,130,000
14,901,813
INDUSTRIALS 8.5%
Aerospace & Defense 0.4%
BE Aerospace, Inc., 9.50%, 11/01/2008	B	1,000,000	690,000
Commercial Services & Supplies 3.1%
Allied Waste, Inc., Ser. B, 10.00%, 08/01/2009	B+	2,000,000	1,930,000
Coinmach Corp., 9.00%, 02/01/2010	B	1,750,000	1,811,250
Iron Mountain, Inc., 8.625%, 04/01/2013	B	2,000,000	2,095,000
5,836,250
Construction & Engineering 2.1%
KB Home, 8.625%, 12/15/2008	BB-	1,500,000	1,515,000
Schuler Homes, Inc., 10.50%, 07/15/2011	B+	1,650,000	1,654,125
Toll Brothers, Inc., 8.25%, 12/01/2011	BB+	750,000	742,500
3,911,625
Electrical Equipment 0.6%
Stoneridge, Inc., 11.50%, 05/01/2012	B	1,250,000	1,056,250
Machinery 2.3%
AGCO Corp., 8.50%, 03/15/2006	BB-	1,750,000	1,723,750
Navistar International Corp., 8.00%, 02/01/2008	B+	1,750,000	1,356,250
Terex Corp., 8.875%, 04/01/2008	B	1,550,000	1,333,000
4,413,000
MATERIALS 14.4%
Chemicals 5.7%
Airgas, Inc., 9.125%, 10/01/2011	B+	1,690,000	1,804,075
FMC Corp., 10.25%, 11/01/2009 144A	BB+	1,750,000	1,811,250
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

October 31, 2002 (unaudited)

	Credit Rating (v)	Principal Amount	Value

CORPORATE BONDS continued
MATERIALS continued
Chemicals continued
Lyondell Chemical Co., Ser. A, 9.625%, 05/01/2007	BB	$1,750,000	$ 1,675,625
Millennium America, Inc., 9.25%, 06/15/2008	BBB-	1,750,000	1,767,500
Noveon, Inc., Ser. B, 11.00%, 02/28/2011	B	1,750,000	1,881,250
Scotts Co., 8.625%, 01/15/2009	B+	1,620,000	1,692,900
10,632,600
Containers & Packaging 3.9%
Four M Corp., Ser. B, 12.00%, 06/01/2006	B	1,900,000	1,976,000
Owens-Illinois, Inc., 7.15%, 05/15/2005	B+	1,800,000	1,710,000
Packaging Corp. of America, Ser. B, 9.625%, 04/01/2009	BB+	1,750,000	1,903,125
Stone Container Corp., 9.75%, 02/01/2011	B	1,550,000	1,670,125
7,259,250
Metals & Mining 4.8%
Alaska Steel Corp., 7.875%, 02/15/2009	BB	1,750,000	1,750,000
Bulong Operations Property, Ltd. 12.50%, 03/31/2012 (h) (g) +	NR	75,000	1,875
Owens Brockway Glass Container, 8.875%, 02/15/2009	BB	1,800,000	1,858,500
Peabody Energy Corp., Ser. B, 9.625%, 05/15/2008	B+	1,800,000	1,899,000
Trimas Corp., 9.875%, 06/15/2012 144A	B	2,000,000	1,890,000
U.S. Steel Corp., 10.75%, 08/01/2008	BB	1,700,000	1,683,000
9,082,375
TELECOMMUNICATION SERVICES 0.9%
Diversified Telecommunication Services 0.9%
Panamsat Corp., 8.50%, 02/01/2012 144A	B	2,000,000	1,810,000
UTILITIES 2.0%
Electric Utilities 0.3%
Calpine Corp., 7.75%, 04/15/2009	B+	1,725,000	560,625
Gas Utilities 1.7%
El Paso Energy Partners LP, 8.50%, 06/01/2011	BB-	1,800,000	1,611,000
Western Gas Resources, Inc., 10.00%, 06/15/2009	BB-	1,500,000	1,582,500
3,193,500
Total Corporate Bonds			156,249,518
YANKEE OBLIGATIONS-CORPORATE 4.7%
CONSUMER DISCRETIONARY 1.4%
Hotels, Restaurants & Leisure 0.8%
Royal Caribbean Cruises, Ltd., 8.75%, 02/02/2011	BB+	1,750,000	1,525,039
Media 0.6%
Rogers Cablesystems, Ltd., 11.00%, 12/01/2015	BB-	1,250,000	1,181,250
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

October 31, 2002 (unaudited)

	Credit Rating (v)	Principal Amount	Value

YANKEE OBLIGATIONS-CORPORATE continued
MATERIALS 2.0%
Paper & Forest Products 2.0%
Domtar, Inc., 8.75%, 08/01/2006	BBB-	$1,570,000	$ 1,798,514
Tembec Industries, Inc., 7.75%, 03/15/2012	BB+	2,000,000	1,975,000
3,773,514
TELECOMMUNICATION SERVICES 1.3%
Diversified Telecommunication Services 0.5%
Star Choice Communications, 13.00%, 12/15/2005	B+	1,050,000	981,750
Wireless Telecommunications Services 0.8%
Rogers Cantel, Inc., 9.75%, 06/01/2016	BB+	1,800,000	1,359,000
Total Yankee Obligations-Corporate			8,820,553

		Shares	Value

SHORT-TERM INVESTMENTS 10.9%
MUTUAL FUND SHARES 10.9%
Evergreen Institutional Money Market Fund (o)		20,403,397	20,403,397
Total Investments (cost $188,923,522) 98.9%			185,473,468
Other Assets and Liabilities 1.1%			2,098,501
Net Assets 100.0%			$ 187,571,969

144A	Security that may be sold to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. This security has been determined to be liquid under guidelines established by the Board of Trustees.
(v)	Credit ratings are unaudited and rated by Moody’s Investors Service where Standard and Poor’s ratings are not available.
(o)	The advisor of the fund and the advisor of the money market fund are each a division of Wachovia Corporation.
+	Security is deemed illiquid and is valued using market quotations where readily available. In the absence of market quotations, the security is valued based upon its fair value determined under procedures approved by the Board of Trustees.
(g)	Security which has defaulted on payment of interest and/or principal. The fund has stopped accruing interest on this security.
(h)	No market quotation available. Valued at fair value as determined in good faith under procedures established by the Board of Trustees.

Summary of Abbreviations:
REIT	Real Estate Investment Trust
See Notes to Financial Statements

STATEMENT OF ASSETS AND LIABILITIES

October 31, 2002 (unaudited)

Assets
Identified cost of securities	$ 188,923,522
Net unrealized losses on securities	(3,450,054)

Market value of securities	185,473,468
Receivable for Fund shares sold	725,792
Interest receivable	4,534,163
Prepaid expenses and other assets	35,299

Total assets	190,768,722

Liabilities
Distributions payable	1,245,639
Payable for securities purchased	1,929,828
Advisory fee payable	2,554
Due to other related parties	511
Accrued expenses and other liabilities	18,221

Total liabilities	3,196,753

Net assets	$ 187,571,969

Net assets represented by
Paid-in capital	$ 200,388,719
Overdistributed net investment income	(682,630)
Accumulated net realized losses on securities	(8,684,066)
Net unrealized losses on securities	(3,450,054)

Total net assets	$ 187,571,969

Net assets consists of
Class I	$ 187,524,749
Class IS	47,220

Total net assets	$ 187,571,969

Shares outstanding
Class I	21,200,963
Class IS	5,338

Net asset value per share
Class I	$ 8.85
Class IS	$ 8.85

See Notes to Financial Statements

STATEMENT OF OPERATIONS

Six Months Ended October 31, 2002 (unaudited)

Investment income
Interest	$ 7,972,406

Expenses
Advisory fee	471,585
Distribution Plan expenses	21
Administrative services fees	94,317
Transfer agent fee	429
Trustees’ fees and expenses	1,656
Printing and postage expenses	11,605
Custodian fee	24,842
Registration and filing fees	17,024
Professional fees	6,027
Other	5,701

Total expenses	633,207
Less: Expense reductions	(1,263)

Net expenses	631,944

Net investment income	7,340,462

Net realized and unrealized losses on securities
Net realized losses on securities	(1,190,462)
Net change in unrealized gains or losses on securities	(8,822,912)

Net realized and unrealized losses on securities	(10,013,374)

Net decrease in net assets resulting from operations	$ (2,672,912)

See Notes to Financial Statements

STATEMENTS OF CHANGES IN NET ASSETS

	Six Months Ended October 31, 2002 (unaudited)		Year Ended April 30, 2002(a)

Operations
Net investment income		$ 7,340,462		$ 8,029,460
Net realized losses on securities		(1,190,462)		(964,839)
Net change in unrealized gains or losses on securities		(8,822,912)		10,149,593

Net increase decrease in net assets resulting from operations		(2,672,912)		17,214,214

Distributions to shareholders from
Net investment income
Class I		(7,385,243)		(8,039,342)
Class IS		(655)		(45)

Total distributions to shareholders		(7,385,898)		(8,039,387)

	Shares		Shares
Capital share transactions
Proceeds from shares sold
Class I	5,809,160	52,423,907	3,315,243	30,042,233
Class IS	5,227	47,070	0	0

		52,470,977		30,042,233

Net asset value of shares issued in
reinvestment of distributions
Class I	293,184	2,659,053	346,441	3,202,880
Class IS	2	16	0	0

		2,659,069		3,202,880

Payment for shares redeemed
Class I	(3,682,589)	(33,241,136)	(2,079,954)	(19,312,385)
Class IS	0	0	0	0

		(33,241,136)		(19,312,385)

Net increase in net assets resulting from capital share transactions		21,888,910		13,932,728

Total increase in net assets		11,830,100		23,107,555

Net assets
Beginning of period		175,741,869		152,634,314

End of period		$ 187,571,969		$ 175,741,869

Overdistributed net investment income		$ (682,630)		$ (637,194)

(a) For the seven months ended April 30, 2002. The fund changed its fiscal year end from September 30 to April 30, effective April 30, 2002.
See Notes to Financial Statements

STATEMENTS OF CHANGES IN NET ASSETS continued

	Year Ended September 30, 2001

Operations
Net investment income		$ 10,797,896
Net realized losses on securities		(5,466,966)
Net change in unrealized gains or losses on securities		(3,602,633)

Net increase decrease in net assets resulting from operations		1,728,297

Distributions to shareholders from
Net investment income
Class I		(11,432,570)
Class IS		(90)

Total distributions to shareholders		(11,432,660)

	Shares
Capital share transactions
Proceeds from shares sold
Class I	9,917,074	92,616,407
Class IS	0	0

		92,616,407

Net asset value of shares issued in
reinvestment of distributions
Class I	299,234	2,777,386
Class IS	2	16

		2,777,402

Payment for shares redeemed
Class I	(877,888)	(8,260,010)
Class IS	0	0

		(8,260,010)

Net increase in net assets resulting from capital share transactions		87,133,799

Total increase in net assets		77,429,436
Net assets
Beginning of period		75,204,878

End of period		$ 152,634,314

Overdistributed net investment income		$ (599,442)

See Notes to Financial Statements

NOTES TO FINANCIAL STATEMENTS (unaudited)

1. ORGANIZATION

Evergreen Select High Yield Bond Fund (the “Fund”) is a diversified series of Evergreen Select Fixed Income Trust (the “Trust”), a Delaware business trust organized on September 18, 1997. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

The Fund offers Institutional (“Class I”) and Institutional Service (“Class IS”) classes of shares. Class I and Class IS shares are sold without a front-end sales charge or contingent deferred sales charge; however, Class IS shares pay an ongoing distribution fee.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect amounts reported herein. Actual results could differ from these estimates.

a. Valuation of investments

Portfolio debt securities acquired with more than 60 days to maturity are valued at prices obtained from an independent pricing service which takes into consideration such factors as similar security prices, yields, maturities, liquidity and ratings. Securities for which valuations are not available from an independent pricing service may be valued by brokers which use prices provided by market makers or estimates of market value obtained from yield data relating to investments or securities with similar characteristics.

Short-term securities with remaining maturities of 60 days or less at the time of purchase are valued at amortized cost, which approximates market value.

Investments in other mutual funds are valued at net asset value. Securities for which market quotations are not available are valued at fair value as determined in good faith, according to procedures approved by the Board of Trustees.

b. When-issued and delayed delivery transactions

The Fund records when-issued securities no later than one business day after the trade date and maintains security positions such that sufficient liquid assets will be available to make payment for the securities purchased. Securities purchased on a when-issued or delayed delivery basis are marked-to-market daily and begin earning interest on the settlement date. Losses may occur on these transactions due to changes in market conditions or the failure of counterparties to perform under the contract.

c. Security transactions and investment income

Security transactions are recorded no later than one business day after the trade date. Realized gains and losses are computed using the specific cost of the security sold. Interest income is recorded on the accrual basis and includes accretion of discounts and amortization of premiums.

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

d. Federal taxes

The Fund intends to continue to qualify as a regulated investment company and distribute all of its taxable income, including any net capital gains (which have already been offset by available capital loss carryovers). Accordingly, no provision for federal taxes is required.

e. Distributions

Distributions to shareholders from net investment income are accrued daily and paid monthly. Distributions from net realized gains are recorded on the ex-dividend date.

Such distributions are determined in conformity with income tax regulations, which may differ from generally accepted accounting principles.

f. Class allocations

Income, common expenses and realized and unrealized gains and losses are allocated to the classes based on the relative net assets of each class. Distribution fees for Class IS, are calculated daily at the class level based on the appropriate net assets and the specific expense rates.

3. ADVISORY FEES AND OTHER TRANSACTIONS WITH AFFILIATES

Evergreen Investment Management Company, LLC (“EIMC”), an indirect, wholly-owned subsidiary of Wachovia Corporation (“Wachovia”) (formerly First Union Corporation), is the investment advisor to the Fund and is paid an annual fee of 0.50% of the Fund’s average daily net assets.

Evergreen Investment Services, Inc. (“EIS”), an indirect, wholly-owned subsidiary of Wachovia, is the administrator to the Fund. As administrator, EIS provides the Fund with facilities, equipment and personnel and is paid an annual administrative fee of 0.10% of the Fund’s average daily net assets.

Evergreen Service Company, LLC (“ESC”), an indirect, wholly-owned subsidiary of Wachovia, is the transfer and dividend disbursing agent for the Fund. ESC receives account fees that vary based on the type of account held by the shareholders in the Fund.

4. DISTRIBUTION PLAN

Evergreen Distributor, Inc. (“EDI”), a wholly-owned subsidiary of BISYS Fund Services, Inc., serves as principal underwriter to the Fund.

The Fund has adopted a Distribution Plan, as allowed by Rule 12b-1 of the 1940 Act, for Class IS shares. Under the Distribution Plan, distribution fees are paid at an annual rate of 0.25% of the average daily net assets for Class IS shares.

5. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of securities were $59,181,115 and $44,710,725, respectively, for the six months ended October 31, 2002.

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

On October 31, 2002, the aggregate cost of securities for federal income tax purposes was $188,923,522. The gross unrealized appreciation and depreciation on securities based on tax cost was $3,701,625 and $7,151,679, respectively, with a net unrealized depreciation of $3,450,054.

As of April 30, 2002, the Fund had total capital loss carryovers of $7,243,974 for federal income tax purposes with $1,682,951 expiring in 2009 and $5,561,023 expiring in 2010, respectively.

For income tax purposes, capital losses incurred after October 31 within a Fund’s fiscal year are deemed to arise on the first business day of the Fund’s following fiscal year. The Fund incurred and elected to defer past October losses of $197,883.

6. INTERFUND LENDING

Pursuant to an Exemptive Order issued by the SEC, the Fund, along with other certain funds in the Evergreen fund family may participate in an interfund lending program. This program allows the funds to borrow from, or lend money to, other participating funds.

During the six months ended October 31, 2002, the Fund did not participate in the interfund lending program.

7. EXPENSE REDUCTIONS

Through expense offset arrangements with ESC and their custodian, a portion of fund expenses have been reduced. The Fund received expense reductions from expense offset arrangements of $1,263, represents 0.00% of its daily average net assets on an annualized basis.

8. DEFERRED TRUSTEES’ FEES

Each independent Trustee of the Fund may defer any or all compensation related to performance of their duties as Trustees. The Trustees’ deferred balances are allocated to deferral accounts, which are included in the accrued expenses for the Fund. The investment performance of the deferral accounts are based on the investment performance of certain Evergreen funds. Any gains earned or losses incurred in the deferral accounts are reported in the Fund’s Trustees’ fees and expenses. At the election of the Trustees, the deferral account will be paid either in one lump sum or in quarterly installments for up to ten years.

9. FINANCING AGREEMENT

The Fund and certain other Evergreen funds share in a $150 million unsecured revolving credit commitment for temporary and emergency purposes, including the funding of redemptions, as permitted by each Fund’s borrowing restrictions. Borrowings under this facility bear interest at 0.50% per annum above the Federal Funds rate. All of the participating funds are charged an annual commitment fee of 0.09% of the unused balance, which is allocated pro rata.

During the six months ended October 31, 2002, the Fund had no borrowings under this agreement.

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TRUSTEES AND OFFICERS

TRUSTEES[1]
Charles A. Austin III Trustee DOB: 10/23/1934 Term of office since: 1991 Other directorships: None	Principal occupations: Investment Counselor, Anchor Capital Advisors, Inc. (investment advice); Director, The Andover Companies (insurance); Trustee, Arthritis Foundation of New England; The Francis Ouimet Society; Former Investment Counselor, Appleton Partners, Inc. (investment advice); Former Director, Executive Vice President and Treasurer, State Street Research & Management Company (investment advice); Former Director, Health Development Corp. (fitness-wellness centers); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

K. Dun Gifford Trustee DOB: 10/23/1938 Term of office since: 1974 Other directorships: None	Principal occupations: Chairman and President, Oldways Preservation and Exchange Trust (education); Trustee, Treasurer and Chairman of the Finance Committee, Cambridge College; Former Managing Partner, Roscommon Capital Corp.; Former Chairman of the Board, Director, and Executive Vice President, The London Harness Company (leather goods purveyor); Former Chairman, Gifford, Drescher & Associates (environmental consulting); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Leroy Keith, Jr. Trustee DOB: 2/14/1939 Term of office since: 1983 Other directorships: Trustee, Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund	Principal occupations: Partner, Stonington Partners, Inc. (private investment firm); Trustee of Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund; Former Chairman of the Board and Chief Executive Officer, Carson Products Company (manufacturing); Former Director of Phoenix Total Return Fund and Equifax, Inc. (worldwide information management); Former President, Morehouse College; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Gerald M. McDonnell Trustee DOB: 7/14/1939 Term of office since: 1988 Other directorships: None	Principal occupations: Sales Manager, SMI-STEEL -- South Carolina (steel producer); Former Sales and Marketing Management, Nucor Steel Company; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Thomas L. McVerry Trustee DOB: 8/2/1938 Term of office since: 1993 Other directorships: None	Principal occupations: Director of Carolina Cooperative Credit Union; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

William Walt Pettit Trustee DOB: 8/26/1955 Term of office since: 1984 Other directorships: None	Principal occupations: Partner and Vice President in the law firm of Kellam & Pettit, P.A.; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

David M. Richardson Trustee DOB: 9/19/1941 Term of office since: 1982 Other directorships: None	Principal occupations: President, Richardson, Runden & Company (new business development/consulting company); Managing Director, Kennedy Information, Inc. (executive recruitment information and research company); Trustee, 411 Technologies, LLP (communications); Director, J&M Cumming Paper Co. (paper merchandising); Columnist, Commerce and Industry Association of New Jersey; Former Vice Chairman, DHR International, Inc. (executive recruitment); Former Senior Vice President, Boyden International Inc. (executive recruitment); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Russell A. Salton III, MD Trustee DOB: 6/2/1947 Term of office since: 1984 Other directorships: None	Principal occupations: Medical Director, Healthcare Resource Associates, Inc.; Former Medical Director, U.S. Health Care/Aetna Health Services; Former Consultant, Managed Health Care; Former President, Primary Physician Care; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Michael S. Scofield Trustee DOB: 2/20/1943 Term of office since: 1984 Other directorships: None	Principal occupations: Attorney, Law Offices of Michael S. Scofield; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

TRUSTEES AND OFFICERS continued

Richard J. Shima Trustee DOB: 8/11/1939 Term of office since: 1993 Other directorships: None	Principal occupations: Independent Consultant; Director, Trust Company of CT; Trustee, Saint Joseph College (CT); Director of Hartford Hospital, Old State House Association; Trustee, Greater Hartford YMCA; Former Chairman, Environmental Warranty, Inc. (insurance agency); Former Executive Consultant, Drake Beam Morin, Inc. (executive outplacement); Former Director of Enhance Financial Services, Inc.; Former Director of CTG Resources, Inc. (natural gas); Former Director Middlesex Mutual Assurance Company; Former Chairman, Board of Trustees, Hartford Graduate Center; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Richard K. Wagoner, CFA[2] Trustee DOB: 12/12/1937 Term of office since: 1999 Other directorships: None	Principal occupations: Current Member and Former President, North Carolina Securities Traders Association; Member, Financial Analysts Society; Former Chief Investment Officer, Executive Vice President and Head of Capital Management Group, First Union National Bank; Former Consultant to the Boards of Trustees of the Evergreen Funds; Former Member, New York Stock Exchange; Former Trustee, Mentor Funds and Cash Resource Trust.
OFFICERS
William M. Ennis[3] President DOB: 6/26/1960 Term of office since: 1999	President and Chief Executive Officer, Evergreen Investment Company, Inc. and Chief Operating Officer, Capital Management Group, Wachovia Bank, N.A.

Carol Kosel[4] Treasurer DOB: 12/25/1963 Term of office since: 1999	Senior Vice President, Evergreen Investment Services, Inc. and Treasurer, Vestaur Securities, Inc.; former Senior Manager, KPMG LLP.

Michael H. Koonce[4] Secretary DOB: 4/20/1960 Term of office since: 2000	Senior Vice President and General Counsel, Evergreen Investment Services, Inc.; Senior Vice President and Assistant General Counsel, Wachovia Corporation; former Senior Vice President and General Counsel, Colonial Management Associates, Inc.; former Vice President and Counsel, Colonial Management Associates, Inc.

Nimish S. Bhatt[5] Vice President and Assistant Treasurer DOB: 6/6/1963 Term of office since: 1998	Vice President, Tax, BISYS Fund Services; former Assistant Vice President, EAMC/First Union National Bank; former Senior Tax Consulting/Acting Manager, Investment Companies Group, PricewaterhouseCoopers LLP, New York.

Bryan Haft[5] Vice President DOB: 1/23/1965 Term of office since: 1998	Team Leader, Fund Administration, BISYS Fund Services.

1 Each Trustee serves until a successor is duly elected or qualified or until his death, resignation, retirement or removal from office. The address of each Trustee is 200 Berkeley Street, Boston, MA 02116. Each Trustee oversees 105 Evergreen funds.

2 Mr. Wagoner is an “interested person” of the fund because of his ownership of shares in Wachovia Corporation (formerly First Union Corporation), the parent to the fund’s investment advisor.

3 The address of the Officer is 401 S. Tryon Street, 20th Floor, Charlotte, NC 28288.

4 The address of the Officer is 200 Berkeley Street, Boston, MA 02116.

5 The address of the Officer is 3435 Stelzer Road, Columbus, OH 43219.

Additional information about the fund’s Board of Trustees and Officers can be found in the Statement of Additional Information (SAI) and is available upon request without charge by calling 800.343.2898.

Investments that stand the test of time

Year in and year out, Evergreen Investments seeks to provide each client with sound, time-tested investment strategies designed for sustainable long-term success. With $213 billion* in assets under management, we manage diverse investments from institutional portfolios to mutual funds, variable annuities to retirement plans, alternative investments to private accounts. Our commitment to every one of our clients is reflected in the rigor and discipline with which we manage investments.

We offer a complete family of mutual funds designed to help investors meet a wide range of financial goals. From money market funds that meet short-term needs to international funds that involve greater risk but seek potentially higher returns, Evergreen provides a broad array of flexible investment options. Across all investment styles, we are committed to providing investors with investment excellence day after day, quarter after quarter and year after year.

*As of October 31, 2002

Visit us online at EvergreenInvestments.com

FOR MORE INFORMATION
Evergreen Express Line 800.346.3858
Evergreen Investor Services 800.343.2898

The Dalbar Mutual Fund Service Award symbolizes the achievement of the highest tier of service to shareholders within the mutual fund industry. It is awarded only to firms that exceed industry norms in key service areas. Evergreen Investments was measured against 62 mutual fund service providers.

564357 12/2002

Evergreen Investments
200 Berkeley Street
Boston, MA 02116-5034